Exhibit 5.1

July 1, 2020

OneSpaWorld Holdings Limited

Magna Carta Court

18 Parliament Street

P.O. Box N-624

City of Nassau, Island of New Providence, Commonwealth of the Bahamas

Re:    Registration Statement of OneSpaWorld Holdings Limited on Form S-3

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special United States counsel to OneSpaWorld Holdings Limited, an international business company incorporated under the laws of the Bahamas (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2020 (the “Registration Statement”) of (a) the issuance from time of time of (i) $200,000,000 of common shares, par value $0.0001 per share (the “common shares”), (ii) 24,498,899 common shares issuable upon the exercise of certain outstanding warrants to purchase common shares (the “2019 Warrants”), which were issued pursuant to an Amended and Restated Warrant Agreement, dated as of March 19, 2019, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), and filed as Exhibit 4.2 to the Registration Statement, including the form of warrant certificate included therein, and (iii) 5,000,000 common shares issuable upon the exercise of certain outstanding warrants to purchase common shares (the “2020 Warrants”), each dated June 12, 2020, the form of which is filed as Exhibit 4.9 to the Registration Statement, and (b) the offer and sale by the selling shareholders identified in this prospectus, or their permitted transferees (the “Selling Shareholders”), of up to (i) 47,308,685 common shares, including common shares issuable upon the exercise of warrants, (ii) 4,944,630 2019 Warrants and (iii) 5,000,000 2020 Warrants.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinions stated herein, we have examined the (i) Warrant Agreement and (ii) the 2020 Warrants.

For purposes of this letter, we have examined such other documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion, and we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the 2019 and 2020 Warrants to be sold by the Selling Shareholders from time to time are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

Beijing Boston Chicago Dallas Hong Kong Houston London Los Angeles Munich New York Palo Alto Paris San Francisco Shanghai Washington, D.C.

OneSpaWorld Holdings Limited July 1, 2020 Page 2

In addition, in rendering the foregoing opinions we have assumed that:

(a) the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Warrant Agreement and the 2020 Warrants;

(b) the Company had the corporate power and authority to execute and deliver and has the corporate power and authority to perform all its obligations under the Warrant Agreement and the 2020 Warrants;

(c) neither the execution and delivery by the Company of the Warrant Agreement or the 2020 Warrants nor the performance by the Company of its obligations thereunder: (i) conflicts or will conflict with the Memorandum and Articles of Association of the Company (as currently in effect), (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the laws of the State of New York); and

(d) neither the execution and delivery by the Company of the Warrant Agreement or the 2020 Warrants required nor the performance by the Company of its obligations thereunder requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offering of the warrants.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP